Exhibit 10.27

Loan Agreement between Changzhou City Wujin Best Electronic Cables Co., Ltd., and Wujin Agriculture Bank, pursuant to which Wujin Agriculture Bank provided a loan with a total amount of RMB3, 000,000 . The loan term is from August 26, 2011 to June 25, 2012. The annual interest rate carries a floating interest rate which is 110% of the benchmark interest rate published by the People's Bank of China.